Exhibit 99.1

July 27, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2023 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (“Group”) today announced net income attributable to Group of $9.6 million and diluted earnings per share of $0.17 for the quarter ended June 30, 2023, as compared to net income attributable to Group of $19.5 million and diluted earnings per share of $0.36 for the quarter ended June 30, 2022.

Second quarter results primarily reflect the impact of the delayed proposed decision from the California Public Utilities Commission ("CPUC") on California Water Service Company’s (“Cal Water”) 2021 general rate case (“GRC”). Group currently estimates the temporary impact of the delayed decision on second quarter 2023 operating revenue to be between approximately $19 million and $29 million, based on the current positions of the parties to the 2021 GRC filing and consumption-driven regulatory mechanisms.

On June 29, 2023, the CPUC extended the GRC completion date to December 31, 2023, and on July 13, 2023, the CPUC co-assigned a second Administrative Law Judge (“ALJ”) to the Cal Water GRC to facilitate the process. The final GRC decision, once approved, will be retroactive to January 1, 2023, and a cumulative adjustment will be recorded in the quarter in which final approval is received.

Operating revenue was $194.0 million for the quarter ended June 30, 2023, compared to $206.2 million for the same period in 2022. The $12.2 million, or 5.9%, revenue decrease was primarily due to a $7.1 million decrease in Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) revenue and a $6.7 million decrease in customer usage.

Water revenues billed in the second quarter of 2023 included a 4% interim rate increase effective May 5, 2023; however, second quarter 2023 operating revenue does not include any benefit of new revenue mechanisms (Monterey-Style Water Revenue Adjustment Mechanism and Drought Response Memorandum Account) or the full benefit of rate relief (tracked in the Interim Rates Memorandum Account) due to the delay in the 2021 GRC.

Total operating expenses for the second quarter of 2023 were $178.1 million, compared to $178.9 million in 2022, a decrease of $0.8 million or 0.5%, mostly due to decreases in other operations expenses and income taxes, which were partially offset by increases in administrative and general, depreciation and amortization, property and other taxes, and a change in water mix. Administrative and general expenses for the second quarter of 2023 increased $2.3 million, or 7.0%, to $35.0 million during the quarter, primarily due to a $1.9 million increase in labor costs. Other operations expenses for the second quarter of 2023 were $25.8 million, compared to $29.4 million in 2022, a decrease of $3.6 million, or 12.2%, mostly due to the deferral of $2.5 million in costs related to the revenue deferral and a $1.7 million decrease in bad debt expense. Property and other taxes increased $1.1 million, mostly due to an increase in property taxes. Depreciation and amortization increased $1.0 million, primarily due to utility plant placed in service in 2022. Income taxes decreased $1.2 million, mostly due to a reduction in net operating income.

Other income and expenses were $6.2 million in the second quarter of 2023, an increase of $3.3 million, or 111.9%, over the second quarter of 2022. The increase was primarily due to an increase in unrealized gains on certain non-qualified benefit plan investments of $5.2 million in the second quarter of 2023 compared to 2022, partially offset by a $2.2 million decrease related to a gain on company owned life insurance recorded in 2022.

Net interest expense in the second quarter of 2023 increased $1.7 million, or 15.4%, to $12.7 million as compared to the second quarter of 2022, mostly due to an increase in short-term borrowing rates and higher outstanding line of credit balances.

The effective consolidated income tax rate was approximately 14.9% and 11.5% for the quarters ended June 30, 2023, and 2022, respectively. The change in effective tax rates was primarily due to a reduction in the amortization of the Tax Cuts and Jobs Act excess deferred income tax benefits in 2023 as compared to 2022.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, Group achieved several positive outcomes in the second quarter, despite the regulatory delay.

“The delay in Cal Water’s 2021 GRC clearly had a temporary adverse impact on our results, and I am hopeful that having an additional Administrative Law Judge on the case will expedite the process. However, there is good news to report for the second quarter:

•	We received a decision on our Cost of Capital filing that is expected to increase our return on equity for California from 9.20% to 9.57% on July 31, 2023. The decision establishes a capital structure of 53.4% equity and 46.6% debt and reaffirms a Cost of Capital Adjustment Mechanism that allows for future changes based on Moody’s Utility Bond Index. We continued to invest diligently in our water system infrastructure to provide reliability and quality to customers. We’ve invested $177.2 million in capital year-to-date.

•	We received approval from the New Mexico Public Regulation Commission to acquire Monterey Water Company, a 380-connection system near our Rio Del Oro service area.

•	We ranked highest in the west among large water utilities in JD Powers’ Residential Customer Satisfaction Study.

•	We published our ESG Report, completed a greenhouse gas emissions inventory, and committed to setting absolute Scope 1 and 2 emissions reduction targets by Q3 2024.

•	We received a $4.3 million grant from the Department of Water Resources to connect struggling communities to our Salinas, California system.

•	We declared our 313th consecutive quarterly dividend.

The bottom line is that regulatory delays are eventually resolved, but our focus continues to be on executing our strategy,” Kropelnicki said.

Year-to-Date Results

For the six-month period ended June 30, 2023, net loss attributable to Group was $12.7 million or $0.23 loss per diluted common share, compared to net income attributable to Group of $20.6 million or $0.38 earnings per diluted common share for the six-month period ended June 30, 2022. Results for the six-month period ended June 30, 2023 reflect the impact of the delayed proposed decision from the CPUC on Cal Water’s pending 2021 GRC. We currently estimate the adverse impact of the delayed decision on the six-month period ended June 30, 2023 operating revenue to be between approximately $43.0 million and $63.0 million, which is based on the current positions of the parties to the 2021 GRC Filing and consumption driven regulatory mechanisms.

Operating revenue was $325.1 million for the six-month period ended June 30, 2023, compared to $379.2 million for the same period in 2022. The $54.1 million, or 14.3%, revenue decrease was primarily due to a $21.8 million increase in revenue deferral, a $15.2 million decrease in WRAM and MCBA revenue, and a $22.9 million decrease in customer usage, which was partially offset by rate increases in California of $5.0 million. The increase in revenue deferral was accompanied by a $17.8 million increase in cost deferral.

Operating expenses for the six-month period ended June 30, 2023 were $326.7 million, compared to $342.8 million in 2022, a decrease of $16.0 million or 4.7%. Other operations expenses for the six-month period ended June 30, 2023 were $42.4 million, compared to $55.3 million in 2022, a decrease of 23.2%, or $12.8 million. The decrease was primarily attributed to the deferral of $17.8 million in costs related to the revenue deferral. Water production costs decreased $6.6 million, or 5.0%, to $125.9 million in 2023 compared to $132.4 million in 2022. The decrease in water production costs was primarily attributable to a 9.7% decrease in customer usage. In addition, income taxes decreased $5.4 million due to a reduction in net operating income. These decreases were partially offset by increases in administrative and general expenses of $4.9 million, depreciation and amortization of $2.2 million, and property and other taxes of $1.5 million.

Other income and expenses were $13.4 million for the six-month period ended June 30, 2023, an increase of $7.8 million, or 138.3%, over the same period in 2022. The increase was primarily due to an increase in unrealized gains on certain non-qualified benefit plan investments of $9.8 million, partially offset by a $2.7 million decrease related to a gain on company owned life insurance recorded in 2022.

Net interest expense for the six-month period ended June 30, 2023 increased $2.8 million, or 12.6%, to $24.7 million as compared to the same period in 2022, primarily due to an increase in short-term borrowing rates and higher outstanding line of credit balances.

Liquidity and Financing

Group maintained $89.7 million of cash as of June 30, 2023, of which $34.1 million was classified as restricted, and had additional short-term borrowing capacity of $470.0 million, subject to meeting the borrowing conditions on the Group and Cal Water line of credit facilities. Group’s At-the-Market equity program increased cash by $112.7 million during the first six months of 2023. Group’s aged accounts receivable past due more than 60 days decreased from $17.9 million as of March 31, 2023 to $13.1 million as of June 30, 2023. In 2022, Cal Water began working with an outside service, PromisePay, to provide customers with flexible payment plans to help them pay delinquent bills. Cal Water collected $1.0 million from PromisePay and currently have PromisePay commitments of $2.6 million. Also, the State of California extended its arrearage program to help customers struggling to pay monthly water bills. The program covers delinquent customer balances sixty days past due or written-off during the period from June 16, 2021 to December 31, 2022. Cal Water will file an application with the State Water Resource Control Board to request funds at the end of Q3 2023.

On June 29, 2023, the CPUC approved our COC proceeding with an ROE of 9.05%, which is expected to increase to 9.57% on July 31, 2023 based on our June 30, 2023 WCCM filing. Additionally, our equity structure and WCCM remained unchanged. The next potential WCCM adjustment request would, if triggered, be filed in October 2023 for the WCCM period from October 1, 2022 to September 30, 2023.

Group invested $177.2 million in infrastructure improvements during the six-month period ended June 30, 2023 which was a 22.3% increase from the same period last year. Cal Water proposed to the CPUC spending $1.0 billion on new capital projects in 2022-2024. We evaluate new capital project expenditures in California in the context of the pending GRC filing and these may change as the case moves forward.

On July 26, 2023, the Board of Directors approved a quarterly cash dividend of $0.26 per share of common stock.

Other Information

All stockholders and interested investors are invited to attend the conference call on July 27, 2023 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 1254947, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/jietaah9. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 3:00 p.m. ET on Thursday, July 27, 2023 through Monday, September 25, 2023, at 1-800-770-2030 or 1-609-800-9909, ID# 1254947, or by accessing the webcast above. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer David B. Healey, and Vice President, Rates and Regulatory Affairs, Greg A. Milleman. Prior to the call, Cal Water will furnish a slide presentation on its website at 9:00 a.m. ET.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing future rates, expectations regarding the 2021 GRC filing and the regulatory process and the estimated impacts related thereto, and proposed capital expenditures. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs in their next GRC filing (which impacted our 2021 GRC filing related to our operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our 2021 GRC filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; and other risks and unforeseen events described in our SEC filings. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

David Healey

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	June 30	December 31
	2023	2022
ASSETS
Utility plant:
Utility plant	$4,715,310	$4,536,272
Less accumulated depreciation and amortization	(1,537,580)	(1,477,402)
Net utility plant	3,177,730	3,058,870
Current assets:
Cash and cash equivalents	55,595	62,100
Restricted cash	34,069	22,925
Receivables:
Customers,net	62,978	55,079
Regulatory balancing accounts	61,333	66,826
Other, net	22,664	20,932
Unbilled revenue, net	39,171	33,140
Materials and supplies	13,862	12,564
Taxes, prepaid expenses, and other assets	22,184	21,969
Total current assets	311,856	295,535
Other assets:
Regulatory assets	276,592	283,620
Goodwill	36,814	36,814
Other assets	187,209	175,913
Total other assets	500,615	496,347
TOTAL ASSETS	$3,990,201	$3,850,752

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 136,000 shares authorized, 57,702 and 55,598 outstanding in 2023 and 2022, respectively	$577	$556
Additional paid-in capital	873,923	760,336
Retained earnings	515,016	556,698
Noncontrolling interests	4,451	4,804
Total equity	1,393,967	1,322,394
Long-term debt, net	1,052,070	1,052,487
Total capitalization	2,446,037	2,374,881
Current liabilities:
Current maturities of long-term debt, net	1,825	3,310
Short-term borrowings	130,000	70,000
Accounts payable	138,272	140,986
Regulatory balancing accounts	29,277	12,240
Accrued interest	7,164	6,490
Accrued expenses and other liabilities	56,119	61,624
Total current liabilities	362,657	294,650
Deferred income taxes	327,856	330,251
Pension	80,008	78,443
Regulatory liabilities and other	283,496	287,294
Advances for construction	200,213	199,832
Contributions in aid of construction	289,934	285,401
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,990,201	$3,850,752

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Three Months ended:
	June 30	June 30
	2023	2022
Operating revenue	$194,044	$206,194
Operating expenses:
Operations:
Water production costs	70,867	70,907
Administrative and general	34,975	32,686
Other operations	25,823	29,417
Maintenance	7,155	7,615
Depreciation and amortization	29,824	28,773
Income tax expense	329	1,454
Property and other taxes	9,122	8,053
Total operating expenses	178,095	178,905
Net operating income	15,949	27,289
Other income and expenses:
Non-regulated revenue	4,485	7,002
Non-regulated expenses	(2,957)	(8,541)
Other components of net periodic benefit credit	4,756	3,765
Allowance for equity funds used during construction	1,355	1,042
Income tax expense on other income and expenses	(1,445)	(345)
Net other income	6,194	2,923
Interest expense:
Interest expense	13,491	11,586
Allowance for borrowed funds used during construction	(795)	(589)
Net interest expense	12,696	10,997
Net income	9,447	19,215
Net loss attributable to noncontrolling interests	(109)	(269)
Net income attributable to California Water Service Group	$9,556	$19,484
Earnings per share of common stock
Basic	$0.17	$0.36
Diluted	$0.17	$0.36
Weighted average shares outstanding
Basic	56,692	54,007
Diluted	56,730	54,042
Dividends per share of common stock	$0.26	$0.25

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Six Months ended:
	June 30	June 30
	2023	2022
Operating revenue	$325,144	$379,187
Operating expenses:
Operations:
Water production costs	125,875	132,445
Administrative and general	70,961	66,097
Other operations	42,427	55,269
Maintenance	15,133	14,956
Depreciation and amortization	59,739	57,543
Income tax (benefit) expense	(5,315)	37
Property and other taxes	17,899	16,413
Total operating expenses	326,719	342,760
Net operating (loss) income	(1,575)	36,427
Other income and expenses:
Non-regulated revenue	9,108	12,199
Non-regulated expenses	(5,232)	(15,527)
Other components of net periodic benefit credit	9,977	7,779
Allowance for equity funds used during construction	2,759	2,017
Income tax expense on other income and expenses	(3,239)	(857)
Net other income	13,373	5,611
Interest expense:
Interest expense	26,309	23,081
Allowance for borrowed funds used during construction	(1,624)	(1,152)
Net interest expense	24,685	21,929
Net (loss) income	(12,887)	20,109
Net loss attributable to noncontrolling interests	(232)	(461)
Net (loss) income attributable to California Water Service Group	$(12,655)	$20,570
(Loss) earnings per share of common stock:
Basic	$(0.23)	$0.38
Diluted	$(0.23)	$0.38
Weighted average shares outstanding
Basic	56,182	53,870
Diluted	56,182	53,918
Dividends per share of common stock	$0.52	$0.50